Exhibit 99.1

NEWS RELEASE

GP Strategies Reports First Quarter 2016 Financial Results

Columbia, MD. April 28, 2016. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended March 31, 2016.
Overview:

•	Revenue of $115.8 million for first quarter of 2016 compared to $115.3 million for first quarter of 2015

•	Diluted earnings per share of $0.23 for first quarter of 2016 compared to $0.24 per share for first quarter of 2015

•	Cash flow from operations of $8.6 million for first quarter of 2016 compared to $3.2 million for first quarter of 2015

•	Strong backlog of $254 million as of March 31, 2016 compared to $251 million as of March 31, 2015

The Company’s revenue increased $0.5 million during the first quarter of 2016 compared to the first quarter of 2015. The net revenue increase is primarily attributable to a $7.1 million, or 48%, increase in the Sandy Training & Marketing segment due to new contracts with automotive customers, offset by a $4.1 million, or 14%, decline in the Professional & Technical Services segment which experienced a downturn during the first quarter due to project completions which were not replaced by awards anticipated to occur in the first quarter. In addition, changes in foreign currency exchange rates had a $1.9 million negative effect on U.S. dollar reported revenue during the first quarter of 2016 compared to the first quarter of 2015.

Operating income declined $1.5 million to $5.8 million for the first quarter of 2016 from $7.3 million for the first quarter of 2015 largely due to revenue and gross profit decreases in the Professional & Technical Services segment. Income before income taxes was $6.0 million for the first quarter of 2016 compared to $6.7 million for the first quarter of 2015. Net income was $3.8 million, or $0.23 per share, for the first quarter of 2016 compared to $4.1 million, or $0.24 per share, for the first quarter of 2015.

"While first quarter revenue increased slightly from last year, the downturn in the Professional & Technical Services group negatively impacted our overall results and we will take steps to improve its profitability," commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. "We experienced an unexpected drop in new contract awards, primarily from clients in the oil and gas industry. We hope to see those contracts awarded later in 2016. Our global initiatives and automotive offerings are gaining momentum, and we feel confident that second quarter revenue will be stronger than first quarter. Our global capabilities resulted in new awards in the quarter which increased our backlog. We also resumed our acquisition strategy, which we expect will contribute positively to our future results. Our global platform is a key differentiator for GP Strategies and we remain optimistic as we are starting to see increased activity and awards.”

Balance Sheet and Cash Flow Highlights
As of March 31, 2016, the Company had cash and cash equivalents of $16.5 million compared to $21.0 million as of December 31, 2015. The Company had $21.1 million of long-term debt outstanding as of March 31, 2016. In addition, the Company had $33.1 million of short-term borrowings outstanding and $29.4 million of available borrowings under its line of credit as of March 31, 2016.

Cash provided by operating activities was $8.6 million for the three months ended March 31, 2016 compared to $3.2 million for the same period in 2015. During the three months ended March 31, 2016 and 2015, the Company repurchased approximately 181,000 and 10,000 shares, respectively, of its common stock in the open market for a total cost of approximately $4.3 million and $0.4 million, respectively. As of March 31, 2016, there was approximately $9.7 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on April 28, 2016. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-748-8543 or 212-231-2931, using conference ID number 21810430. A telephone replay of the call will also be available beginning at 12:00 p.m. on April 28th, until 12:00 p.m. on May 12th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21810430. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and backlog. The Company believes that EBITDA is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below. The Company calculates backlog as the total value of executed contracts (including subcontracts and purchase orders) minus the revenue recognized under those contracts through the backlog date. Although the conversion of backlog to revenue is subject to risks and uncertainties, the Company believes that backlog is a useful indicator regarding the future revenue of the Company from existing contracts. However, there is no standard system for compiling and calculating backlog, so our backlog may not be comparable with backlog measures reported by other companies. There is no GAAP financial measure comparable to backlog, therefore, a quantitative reconciliation of backlog is not provided.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended
	March 31,

	2016	2015

Revenue	$115,756	$115,253
Cost of revenue	97,829	96,118
Gross profit	17,927	19,135
Selling, general and administrative expenses	11,970	11,599
Loss on change in fair value of contingent consideration, net	(159)	(203)
Operating income	5,798	7,333
Interest expense	245	365
Other income (expense)	454	(225)
Income before income tax expense	6,007	6,743
Income tax expense	2,207	2,636
Net income	$3,800	$4,107

Basic weighted average shares outstanding	16,758	17,159
Diluted weighted average shares outstanding	16,831	17,313
Per common share data:
Basic earnings per share	$0.23	$0.24
Diluted earnings per share	$0.23	$0.24

Other data:
EBITDA(1)	$8,017	$9,176

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2016	2015
Revenue by segment:
Learning Solutions	$49,906	$51,829
Professional & Technical Services	25,829	29,897
Sandy Training & Marketing	21,824	14,729
Performance Readiness Solutions	18,197	18,798
Total revenue	$115,756	$115,253

Gross profit by segment:
Learning Solutions	$9,704	$8,347
Professional & Technical Services	3,884	6,413
Sandy Training & Marketing	2,451	1,976
Performance Readiness Solutions	1,888	2,399
Total gross profit	$17,927	$19,135

Supplemental Cash Flow Information:
Net cash provided by operating activities	$8,563	$3,197
Capital expenditures	(575)	(600)
Free cash flow	$7,988	$2,597

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended
	March 31,

	2016	2015
Net income	$3,800	$4,107
Interest expense	245	365
Income tax expense	2,207	2,636
Depreciation and amortization	1,765	2,068
EBITDA	$8,017	$9,176

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$16,470	$21,030
Accounts and other receivables	86,483	90,912
Costs and estimated earnings in excess of billings on uncompleted contracts	41,953	46,061
Prepaid expenses and other current assets	11,963	9,173
Total current assets	156,869	167,176
Property, plant and equipment, net	5,960	6,245
Goodwill and other intangibles, net	130,866	128,196
Other assets	822	733
Total assets	$294,517	$302,350

Current liabilities:
Short-term borrowings	$33,092	$34,084
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	57,057	61,071
Billings in excess of costs and estimated earnings on uncompleted contracts	17,950	18,366
Total current liabilities	121,432	126,854
Long term debt	7,778	11,111
Other noncurrent liabilities	6,356	6,041
Total liabilities	135,566	144,006
Total stockholders’ equity	158,951	158,344
Total liabilities and stockholders’ equity	$294,517	$302,350

© 2016 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925